Exhibit 2

Joint Filing Agreement

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Airgain, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: March 19, 2026

/s/ Timothy O’Connell
Timothy O'Connell

/s/ Haluk L. Bayraktar
Haluk L. Bayraktar

/s/ Emre Aciksoz
Emre Aciksoz